Exhibit 5.1

[Goodwin Procter LLP Letterhead]

July 17, 2020

Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-228142) (as amended or supplemented, the “Registration Statement”) filed on November 2, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of, among other securities, debt securities (the “Debt Securities”) of Retail Properties of America, Inc., a Maryland corporation (the “Company”). The Registration Statement became effective upon filing with the Commission on November 2, 2018.

Reference is made to our opinion letter dated November 2, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 20, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $100,000,000 aggregate principal amount of Debt Securities in the form of 4.00% Senior Notes due 2025 (the “Notes”). The Notes are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

We refer to the Indenture, dated as of March 12, 2015 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 12, 2015 (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture, dated as of July 21, 2020 (the “ Second Supplemental Indenture”), as the “Indenture.” We refer to the Indenture and the Notes as the “Subject Documents.”

Retail Properties of America, Inc.

July 17, 2020

In our examination of the Subject Documents and other documents relevant to the opinion set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all Subject Documents submitted to us as originals, (iv) the conformity to originals of any Subject Documents submitted to us as copies, by facsimile or by other means of electronic transmission and (v) with respect to factual matters, the truth, accuracy and completeness of information and representations and warranties contained in the Subject Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this supplemental opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinion set forth below is limited to the law of New York and the Maryland General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the due execution and delivery of the Second Supplemental Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the following additional qualifications:

i.

Our opinion set forth above is subject to, and limited by the effect of, any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

ii.

We express no opinion with respect to any provision of any of the Subject Documents relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph (iii) below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy

Retail Properties of America, Inc.

July 17, 2020

or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

iii.

To the extent that the opinion set forth herein relates to the enforceability of the choice of New York law, selection of a New York forum or exclusive jurisdiction provisions in any of the Subject Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations. With respect to waiving any objection to venue, our opinion is qualified in its entirety by N.Y. CPLR 510 (McKinney 2010). We call to your attention that courts of the State of New York, or federal courts of the United States of America located in New York, could decline to hear a case on grounds of forum non conveniens or similar doctrines limiting the availability of such courts as a forum for the resolution of disputes, irrespective of any agreement between the parties concerning jurisdiction. We express no opinion as to (a) any waiver of objections based on inconvenient forum or (b) venue or the subject matter jurisdiction of the federal courts of the United States.

iv.

Our opinion set forth above does not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder; banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws; any laws, rules, regulations or orders concerning declared emergencies in connection with COVID-19; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits; environmental or energy laws; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws; laws regulating derivatives, investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.

Retail Properties of America, Inc.

July 17, 2020

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 21, 2020, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP